Exhibit 10(iii)(A)(61)

THE INTERPUBLIC GROUP OF COMPANIES, INC. 2014 PERFORMANCE INCENTIVE PLAN
PERFORMANCE SHARE AWARD AGREEMENT
THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation (the "Company"), hereby grants to the Participant named below a Performance Share Award (the "Award") to be settled in shares of the Company's common stock (the "Shares"). The terms and conditions of this Award are set forth in this Award Agreement (this "Agreement"), The Interpublic Group 2014 Performance Incentive Plan (the "Plan"), which is attached hereto as Exhibit A and the addendum to the Award Agreement (the "Addendum") which is attached hereto as Exhibit B.

Date of Award	[DATE] Participant's Name [NAME]
Target Number of Shares to be Awarded Upon Vesting	[X]
Performance Period	[DATE] through [DATE]
Vesting Date
Subject to the (i) terms of the Plan, (ii) the forfeiture, cancellation, and rescission provisions of this Agreement and (iii) Participant's execution of the non-solicitation and non-service agreement that is attached hereto as Exhibit B, the scheduled vesting date is as provided in the Participant’s award letter, or such later date as specified in the following paragraph.
Notwithstanding any other provision of this Agreement, if the audit of the Company's consolidated financial statements for the years included in the Performance Period (the "Audited Financials") has not been completed more than fifteen (15) days before the vesting date set forth above, the vesting date shall be delayed until the earlier of (i) the thirtieth (30th) day after the completion of the Audited Financials for the years included in the Performance Period or (ii) the date the Actual Shares Awarded (as defined below) are delivered. Unless the Committee or its designee determines otherwise in its sole discretion, any portion of this Award that is not vested on the date the Participant ceases to be an employee of the Company and its Subsidiaries and Affiliates shall be forfeited.

Actual Shares Awarded
The "Actual Shares Awarded" (to the extent vested) shall be between 0 and 3 times the "Target Number of Shares to be Awarded Upon Vesting," as determined by the Committee based on performance against the financial metrics described in the Award Letter from Interpublic (the "Performance Criteria"). [Form of Actual Payment Amount may be made in cash, shares, or a combination as prescribed in Section 7(b) of the Plan.]

Payment Date
The Actual Shares Awarded (to the extent vested) shall be paid to the Participant during the calendar year in which the Vesting Date occurs, subject to the following:
   ● If the Participant dies before the Vesting Date, the Actual Shares Awarded (to the extent vested) shall be paid within 90 days after the Participant’s death; and
   ● If the Participant’s employment terminates within two years after a Change of Control (and before the Vesting Date), the Actual Shares Awarded (to the extent vested) shall be paid at the time prescribed by the Change of Control provisions of this Agreement.

The provisions of the Plan are incorporated herein by reference. All capitalized terms that are not defined in this Agreement have the meanings set forth in the Plan. Except as otherwise expressly provided otherwise in this Agreement, in case of any conflict between this Agreement and the Plan, the terms of the Plan shall control.
Please (i) review the rest of this Agreement, the Addendum, the Plan document and the non-solicitation and non-service agreement attached hereto as Exhibit C, and (ii) execute the Agreement and Exhibit C by clicking “Accept” below.
By clicking “Accept” below, the Participant is effectively executing and agree to be bound by the terms and conditions of (i) this Agreement (including the terms under "Forfeiture of Award" and “Cancellation and Rescission”) and (ii) the non-solicitation and non-service agreement attached hereto as Exhibit C.
THE INTERPUBLIC GROUP OF COMPANIES, INC.
Kenneth Lareau
Vice President, Global Compensation

THE INTERPUBLIC GROUP OF COMPANIES, INC. 2014 PERFORMANCE INCENTIVE PLAN
PERFORMANCE SHARE AWARD AGREEMENT
The following terms and conditions supplement the terms of the Plan and govern the Award:

Achievement of Performance Criteria
Subject to the terms of the Plan, the Committee shall have sole and exclusive discretion to determine whether and the extent to which the applicable Performance Criteria have been achieved, and the corresponding number of Actual Shares Awarded. Except in the case of death or a Change of Control, no payment shall be made pursuant to this Award unless the Committee has certified in writing that the Performance Criteria and all other material terms of the Award have been satisfied.

Tax Withholding
Regardless of any action the Company or the Participant's employer takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility. Neither the Company nor the Participant's employer: (a) make any representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the Award, the vesting or settlement of the Award, the subsequent sale of any Shares acquired pursuant to the Award and the receipt of any dividends or dividend equivalents; or (b) commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items.
The Participant may elect, via the Company's stock plan administrator (currently, UBS Financial Services), to pay any Tax-Related Items required to be withheld in connection with the Award (as determined by the Committee in good faith in its sole discretion) via any of the following methods: (1) withholding a sufficient number of whole Shares from the Actual Shares Awarded to the Participant as a result of the vesting and settlement of the Award (or, in the case of an Award settled in cash, a portion of the sales proceeds) having a fair market value equal to the amount of Tax-Related Items required to be withheld ("Share Withholding"); (2) selling a sufficient number of whole Shares from the Actual Shares Awarded to the Participant as a result of the vesting and settlement of the Award having a fair market value equal to the minimum amount of Tax-Related Items required to be withheld; or (3) selling all of the Actual Shares Awarded to the Participant as a result of the vesting and settlement of the Award, and withholding from the sale proceeds the minimum amount of Tax-Related Items required to be withheld, with the net proceeds disbursed to the Participant. To the extent the Participant fails to elect one of the foregoing withholding methods within [30] days of the Date of Award, the Company (or the Participant's employer) shall satisfy any withholding obligation for Tax-Related Items via Share Withholding.
If the Participant relocates to another jurisdiction, the Participant is responsible for notifying the Company of such relocation and is responsible for compliance with all applicable tax requirements. If the Participant is subject to taxation in more than one jurisdiction, the Participant acknowledges that the Company or the Participant's employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction. By accepting this Award, the Participant expressly consents to the withholding methods as provided for hereunder. All other Tax-Related Items related to the Award and any Shares or cash delivered in settlement thereof are the Participant’s sole responsibility. Neither the Company nor any of its Subsidiaries or Affiliates is responsible for any liability or penalty relating to taxes (including excise taxes) on compensation (including imputed compensation) or other income attributed to the Participant (or a Beneficiary) pursuant to this Agreement, whether as a result of the Participant failing to make timely payments of tax or otherwise.

Change of Control
This Award shall not vest or become immediately payable merely upon the occurrence of a Change of Control. However, the following provisions shall apply if a Change of Control occurs before the Vesting Date:
(i) Upon the Change of Control, the number of Actual Shares Awarded shall be fixed at the Target Number of Shares. Such Actual Shares Awarded shall continue to be conditioned on the Participant remaining employed by the Company or a Subsidiary or Affiliate through the Vesting Date (subject to the provisions of the Plan and this Agreement with respect to death and Disability, and paragraph (iii), below), and shall be paid at the time prescribed by this Agreement.
(ii) If as a result of the Change of Control the Company ceases to exist or the Company’s Shares are no longer traded on the New York Stock Exchange, the Actual Shares Awarded shall be converted into a cash amount equal to the value of the Actual Shares Awarded, based on the closing price of the Company Shares on the last day the Company Shares are traded on the New York Stock Exchange prior to the Change of Control. Such cash amount shall continue to be conditioned on the Participant remaining employed by the Company or a Subsidiary or Affiliate through the Vesting Date (subject to the provisions of the Plan and this Agreement with respect to death and Disability, and paragraph (iii), below), and shall be paid at the time prescribed by this Agreement.

(iii) If prior to the Vesting Date and within 24 months after the Change of Control, the Participant has a Termination of Employment either (1) by the Company (including its successor) or the Participant’s employer without Cause or (2) if the Participant has “good reason” rights under the Company’s Executive Severance Plan or an employment agreement, by the Participant for “good reason” (as defined in the applicable plan or agreement), then (A) this Award shall become immediately vested and payable to the Participant, and (B) the payment date shall occur within 30 days after the Participant’s Termination of Employment (subject to the six-month delay rule set forth in Section 12(m)(2) of the Plan).

Compliance with Local Laws
Notwithstanding anything to the contrary contained in this Agreement, the Company may, in its sole discretion, settle the Award in the form of: (1) a cash payment to the extent settlement in Shares (a) is prohibited under local law, rules and regulations, (b) would require the Participant, the Company or the Participant's employer to obtain the approval of any governmental and/or regulatory body in the Participant's country of residence (and/or country of employment, if different), or (c) is administratively burdensome; or (2) Shares, but require the Participant to immediately sell such Shares (in which case, this Agreement shall give the Company the authority to issues sales instructions on behalf of the Participant).
If the Participant is a resident of or employed in a country other than the United States, the Participant agrees, as a condition of the Award, to repatriate all payments attributable to the Award in accordance with local foreign exchange rules and regulations in the Participant’s country of residence (and country of employment, if different). In addition, the Participant agrees to take any and all actions, and consents to any and all actions taken by the Company and the Participant's employer as may be required to allow the Company and the Participant's employer to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different). Finally, the Participant agrees to take any and all actions that may be required to comply with the Participant’s personal legal and tax obligations under local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).

EU Age Discrimination Rules
If the Participant is resident and/or employed in a country that is a member of the European Union, the grant of the Award and the Agreement are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of the Agreement is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

Forfeiture of Award
Before accepting this Award, the Participant must disclose to the Company in writing all grants to the Participant of options, shares and other equity rights with respect to any Subsidiary of the Company ("Subsidiary Grants") that are still outstanding. Failure to disclose in writing the existence of any such outstanding Subsidiary Grants shall result in immediate cancellation and forfeiture of the Award set forth in this Agreement, unless the Committee determines in its sole discretion that such failure was reasonable under the circumstances.

Cancellation and Rescission
Notwithstanding any other provision of the Plan or this Agreement, Participant acknowledges and agrees that the Company may cancel, rescind, suspend, withhold, modify, amend or otherwise limit or restrict this Award (whether vested or not vested) at any time if the Participant is not in compliance with all applicable provisions of the Agreement and the Plan, or if the Participant engages in any “Prohibited Activity.” For purposes of this Agreement, “Prohibited Activity” includes: (i) any activity that would enable the Company (or any Subsidiary or Affiliate where the Participant is employed) to terminate the Participant’s employment for cause (as defined in the Plan or any employment agreement or other plan or arrangement that covers the Participant); (ii) a material violation of any rule, policy or procedure of the Company (or any Subsidiary or Affiliate where the Participant is employed), including but not limited to the Code of Conduct of the Company (and any such Subsidiary or Affiliate); (iii) before a Change of Control, a failure to be in compliance with any share ownership objectives of the Company applicable to the Participant, or (iv) before a Change of Control, any other conduct or act that the Company determines is injurious, detrimental or prejudicial to any interest of the Company.
Participant agrees that the cancellation and rescission provisions of this Agreement are reasonable and agrees not to challenge the reasonableness of such provisions, even where forfeiture of this Agreement is the penalty for violation; provided that the Participant may challenge the reasonableness of any forfeiture that occurs after a Change of Control.

No Employment Rights	The grant of the Award shall not be interpreted to form an employment contract between the Participant and the Company or the Participant's employer.
Discretionary Nature of Award
The Participant acknowledges and agrees that the Plan is discretionary in nature and may be amended, cancelled or terminated by the Company, in its sole discretion, at any time. The grant of the Award under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of an Award or any other forms of award permitted under the Plan or other benefits in lieu thereof in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of any grant, the number of Shares subject to the grant and the vesting provisions. Any amendment, modification or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant's employment with the Participant's employer.

Extraordinary Benefit
The Participant's participation in the Plan is voluntary. The value of the Award and any other awards granted under the Plan is an extraordinary item of compensation outside the scope of the Participant's employment (and the Participant's employment contract, if any). Any grant under the Plan, including the grant of the Award, is not part of the Participant's normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

Value of Benefit
The future value of the Shares subject to this Award is unknown and cannot be predicted with certainty. The Company shall not be liable for any foreign exchange rate fluctuation, where applicable, between the Participant's local currency and the United States dollar that may affect the value of the Award or of any amounts due to the Participant pursuant to the settlement of the Award or the subsequent sale of any Shares acquired upon settlement

No Public Offering
The grant of the Award is not intended to be a public offering of securities in the Participant's country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law). No employee of the Company or its Subsidiaries or Affiliates is permitted to advise the Participant on whether the Participant should acquire Shares under the Plan and provide the Participant with any legal, tax or financial advice with respect to the grant of the Award. The acquisition of Shares involves certain risks, and the Participant should carefully consider all risk factors and tax considerations relevant to the acquisition and disposition of Shares under the Plan. Further, the Participant should carefully review all of the materials related to the Award and the Plan, and the Participant should consult with the Participant's personal legal, tax and financial advisors for professional advice in relation to the Participant's personal circumstances.

English Language
If the Participant is resident outside of the United States, the Participant acknowledges and agrees that it is the Participant's express intent that the Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award be drawn up in English.

Electronic Delivery
The Company may, in its sole discretion, decide to deliver any documents related to the Award or other awards granted to the Participant under the Plan by electronic means. The Participant hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Data Privacy
The Company and the Participant's employer hereby notify the Participant of the following in relation to the Participant's personal data and the collection, use, processing and transfer of such data in relation to the grant of the Award and the Participant's participation in the Plan pursuant to applicable personal data protection laws. The collection, use, processing and transfer of the Participant's personal data is necessary for the Company’s administration of the Plan and the Participant's participation in the Plan, and the Participant's denial and/or objection to the collection, processing and transfer of personal data may affect the Participant's ability to participate in the Plan. As such, the Participant voluntarily acknowledge, consent and agree (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.
The Company and the Participant's employer hold certain personal information about the Participant, including (but not limited to) the Participant's name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Award or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Participant's favor for the purpose of managing and administering the Plan (“Data”). The Data may be provided by the Participant or collected, where lawful, from third parties, and the Company and the Participant's employer will process the Data for the exclusive purpose of implementing, administering and managing the Participant's participation in the Plan. The data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Participant's country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Participant's participation in the Plan.
The Company and the Participant's employer will transfer Data as necessary for the purpose of implementation, administration and management of the Participant's participation in the Plan, and the Company and the Participant's employer may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, the United States or elsewhere throughout the world. The Participant hereby authorize (where required under applicable law) the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Participant's participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Participant's behalf to a broker or other third party with whom the Participant may elect to deposit any Shares acquired pursuant to the Plan.

The Participant may, at any time, exercise the Participant's rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data and (d) oppose, for legal reasons, the collection, processing or transfer of the Data that is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant's participation in the Plan. The Participant may seek to exercise these rights by contacting the Participant's local HR manager.

Successors and Assigns
The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant's beneficiaries, executors or administrators.

Addendum
Notwithstanding any provisions of the Agreement to the contrary, the Award shall be subject to any special terms and conditions for the Participant's country of residence (and country of employment, if different) set forth in an addendum to the Agreement (an “Addendum”). Further, if the Participant transfers the Participant's residence and/or employment to another country reflected in an Addendum to the Agreement at the time of transfer, the special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the operation and administration of the award and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant's transfer). In all circumstances, any applicable Addendum shall constitute part of the Agreement.

Additional Requirements
The Company reserves the right to impose other requirements on the Award, any Shares acquired pursuant to the Award and the Participant's participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the operation and administration of the award and the Plan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

Severability
The invalidity or unenforceability of any provision of the Plan or this Agreement will not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement will be severable and enforceable to the extent permitted by law.

Interpretation and Construction
This Agreement and the Plan shall be construed and interpreted by the Committee, in its sole discretion. Any interpretation or other determination by the Committee (including, but not limited to, correction of any defect or omission and reconciliation of any inconsistency in the Agreement or the Plan) shall be binding and conclusive.
All determinations regarding enforcement, waiver or modification of the cancellation and rescission and other provisions of this Agreement (including the provisions relating to termination of employment, death and disability) shall be made in the Company’s sole discretion. Determinations made under this Agreement and the Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.

Entire Understanding
This Agreement, the Award Letter from Interpublic, the terms of the Plan and the non-solicitation and non-service agreement attached hereto as Exhibit C constitute the entire understanding between the Participant and the Company and its Subsidiaries and Affiliates regarding this Award. Any prior agreements, commitments, or negotiations concerning this Award are superseded.

Participant's Acknowledgement and Agreement
By accepting the grant of the Award, the Participant acknowledges that the Participant has read the Agreement, the Addendum to the Agreement (as applicable), the Plan, and the non-solicitation and non-service agreement and the Participant specifically accepts and agrees to the provisions therein.